As filed with the Securities and Exchange Commission on December 15, 2020

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

APARTMENT INCOME REIT CORP.

(Exact name of registrant as specified in its charter)

Maryland (State or Other Jurisdiction of Incorporation or Organization)	84-1299717 (I.R.S. Employer Identification No.)

4582 South Ulster Street, Suite 1700 Denver, Colorado80237 (Address of Principal Executive Offices)	80237 (Zip Code)

Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan

(Full title of the plan)

Lisa R. Cohn

President, General Counsel and Secretary

4582 South Ulster Street, Suite 1700

Denver Colorado 80237

(Name and address of agent for service)

(303) 757-8101

(Telephone number, including area code, of agent for service)

Copies to:

Jeffrey R. Kesselman

Sherman & Howard L.L.C.

633 17th Street, Suite 3000

Denver, Colorado 80202

(303) 297-2900

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Securities Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share(2)	Proposed maximum aggregate offering price(2)	Amount of registration fee(2)
Class A Common Stock, par value $.01 per share	75,000 shares	$43.96	$3,297,000	$359.70

(1)

In addition, pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement on Form S-8 also covers such additional securities as may be issuable pursuant to the anti-dilution provisions of the Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan.

(2)

In accordance with Rule 457(h) under the Securities Act, the proposed maximum offering price per share and the proposed maximum aggregate offering price have been estimated solely for the purpose of calculating the registration fee based on the estimated book value of the Common Stock on December 15, 2020, the date on which all of the outstanding shares of Apartment Income REIT Corp. are to be distributed by Apartment Investment and Management Corporation (“Aimco”). The book value per share was calculated based on the book value of the Registrant’s as of the most recent practicable date and the distribution ratio of one share of Common Stock for every one share of Aimco Class A common stock, applied to the number of shares of Aimco common stock outstanding as of 5:00 p.m. New York City Time on December 5, 2020, the record date for the distribution.

EXPLANATORY NOTE

On December 15, 2020, Apartment Investment and Management Company (“Aimco”) completed its previously announced plan to create Apartment Income REIT Corp. (“AIR”) by separating assets representing approximately 10% of the total estimated value as of March 31, 2020, of Aimco. The separation resulted in the creation of two independent companies:

•

AIR, with assets approximating 90% (prior to giving effect to certain transactions, proceeds of which are intended to reduce leverage) of Aimco’s gross asset value, as of March 31, 2020, with shares expected to be traded on the New York Stock Exchange (the “NYSE”) under the ticker symbol “AIRC.”

•	“New” Aimco, with assets approximating 10% of Aimco’s gross asset value, as of March 31, 2020, with shares that continue to be traded on the NYSE under the ticker symbol “AIV.”

In addition, effective as of January 1, 2021, AIR adopted the Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan (as amended, the “Plan”). AIR is registering 75,000 shares of Class A AIR common stock, par value $0.01 per share, to be offered and sold under the Plan.

i

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.	Plan Information.*

Item 2.	Registrant Information and Employee Plan Annual Information.*

*

The documents containing the information specified in Part I of Form S-8 will be sent or given to employees as specified by Rule 428(b)(1) under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “Commission”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference in this registration statement pursuant to Item 3 of Part II of this registration statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents filed by AIR with the Commission are incorporated by reference into this registration statement:

(1) AIR’s Registration Statement on Form 10-12B initially filed on November  5, 2020, as amended by the Form 10-12B/A filed on November 24, 2020 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”);

(2) AIR’s Current Report on Form 8-K filed on November 30, 2020; and

(3) The description of AIR’s Common Stock set forth in AIR’s Preliminary Information Statement filed as Exhibit 99.1 to the Registration Statement on Form 10-12B/A dated November 24, 2020, including any amendment or report filed for the purpose of updating such description.

All documents filed by AIR with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement (other than any such documents or portions thereof that are furnished under Item 2.02 or Item 7.01 of a Current Report on Form 8-K, unless otherwise indicated therein, including any exhibits included with such Items), prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents. Unless otherwise stated in the applicable reports, information furnished under Item 2.02 or 7.01 of a Current Report on Form 8-K shall not be incorporated by reference.

Any statement contained in this Registration Statement or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained or incorporated by reference herein or in any subsequently filed document which is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.	Description of Securities.

Not applicable.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Maryland law permits a Maryland corporation to include in its charter a provision that limits the liability of its directors and officers to the corporation and its stockholders for money damages, except for liability resulting from (1) actual receipt of an improper benefit or profit in money, property or services or (2) active or deliberate dishonesty that is established by a final judgment and that is material to the cause of action. Our charter contains a provision that limits, to the maximum extent permitted by Maryland law, the liability of our directors and officers to us and our stockholders for money damages. This provision does not limit our right or that of our stockholders to obtain equitable relief, such as injunction or rescission.

Our charter and bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses before a final disposition of a proceeding to (1) any individual who is a present or former director or officer of ours and who is made, or threatened to be made, a party to, or witness in, the proceeding by reason of his or her service in that capacity; or (2) any individual who, while one or our directors or officers and at our request, serves or has served as a director, officer, partner, member, manager, trustee, employee or agent of another corporation, REIT, partnership, limited liability company, joint venture, trust, employee benefit plan or other enterprise, and who is made or threatened to be made a party to, or witness in, the proceeding by reason of his or her service in that capacity.

Our charter and bylaws authorize us, with the approval of our board, to provide indemnification and advancement of expenses to our agents and employees.

Maryland law requires a Maryland corporation (unless otherwise provided in its charter, which our charter does not) to indemnify a director or officer who has been successful, on the merits or otherwise, in the defense of any proceeding to which he or she is made or threatened to be made a party by reason of his or her service in that capacity. Maryland law permits a Maryland corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements, and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made or threatened to be made a party by reason of their service in that capacity unless it is established that:

•	the act or omission of the director or officer was material to the matter giving rise to the proceeding and (1) was committed in bad faith or (2) was the result of active and deliberate dishonesty;

•	the director or officer actually received an improper personal benefit in money, property or services; or

•	in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful.

Under the Maryland General Corporation Law, we may not indemnify a director or officer in a suit by us or in our right in which the director or officer was adjudged liable to us or in a suit in which the director or officer was adjudged liable on the basis that personal benefit was improperly received. A court may order indemnification if it determines that the director or officer is fairly and reasonably entitled to indemnification, even though the director or officer did not meet the prescribed standard of conduct or was adjudged liable on the basis that personal benefit was improperly received. However, indemnification for an adverse judgment in a suit by the corporation or in its right, or for a judgment of liability on the basis that personal benefit was improperly received, is limited to expenses.

In addition, Maryland law permits a Maryland corporation to advance reasonable expenses to a director or officer upon receipt of (1) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification and (2) a written undertaking by him or her, or on his or her behalf, to repay the amount paid or reimbursed if it is ultimately determined that the standard of conduct was not met.

Section 11 of the 2020 Stock Purchase Plan provides that no member of our Board of Directors (the “Board”) or of the Compensation and Human Resources Committee of the Board (the “Compensation Committee”), shall be personally liable for any action, determination, or interpretation taken or made in good faith with respect to the Plan and all members of the Board or the Compensation Committee shall be fully indemnified by us in respect of any such action, determination or interpretation.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The following exhibits are furnished with this report:

Exhibit Number	Description

5.1	Opinion of DLA Piper LLP (US) regarding the validity of the securities offered hereby

23.1	Consent of Ernst & Young LLP

23.2	Consent of DLA Piper LLP (US) (included in their opinion filed as Exhibit 5.1)

24.1	Powers of Attorney (included on the signature page of this Registration Statement)

99.1	Apartment Income REIT Corp. 2020 Employee Stock Purchase Plan (Exhibit 10.12 to AIR’s Form 10 filed with the Securities and Exchange Commission on November 5, 2020 is incorporated herein by this reference)

Item 9.	Undertakings.

(a)	The undersigned registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)    The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized in Denver, Colorado, on December 15, 2020.

APARTMENT INCOME REIT CORP.

By:	/s/ Terry Considine
Terry Considine
Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Terry Considine and Paul Beldin, and each or either of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Terry Considine	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2020
Terry Considine

/s/ Paul Beldin	Executive Vice President, Chief Financial Officer and Principal Accounting Officer (Principal Financial Officer)	December 15, 2020
Paul Beldin

/s/ Thomas L. Keltner	Chairman of the Board	December 15, 2020
Thomas L. Keltner

/s/ Robert A. Miller	Director	December 15, 2020
Robert A. Miller

/s/ Devin I. Murphy	Director	December 15, 2020
Devin I. Murphy

/s/ Kathleen M. Nelson	Director	December 15, 2020
Kathleen M. Nelson

/s/ John D. Rayis	Director	December 15, 2020
John D. Rayis

/s/ Ann Sperling	Director	December 15, 2020
Ann Sperling

/s/ Michael A. Stein	Director	December 15, 2020
Michael A. Stein

/s/ Nina A. Tran	Director	December 15, 2020
Nina A. Tran